Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact: Phillip G. Creek
               Senior Vice President, Chief Financial Officer
               M/I Homes, Inc.
               (614) 418-8011

M/I Homes Prices Preferred Shares

Columbus, Ohio (March 9, 2007) - M/I Homes, Inc. (NYSE:MHO) announced that it has priced a public offering of 4,000,000 depositary shares representing its non-cumulative Series A Preferred Shares, with a liquidation value of $25 per depositary share. The Preferred Shares will pay dividends at an annual rate of 9.75%. The Company has also granted to the underwriters an over-allotment option to purchase up to 600,000 additional shares. The net proceeds from the offering will be used for the repayment of debt outstanding under the Company’s revolving credit facility. The Company has applied to have the shares listed on the New York Stock Exchange. The Company expects the shares to begin trading within approximately 30 days once the listing is approved.

Wachovia Securities acted as sole lead and book running manager for the offering with Credit Suisse, JP Morgan, Huntington Investment Company, KeyBanc Capital Markets, RBS Greenwich Capital and SunTrust Robinson Humphrey as co-managers.

A copy of the prospectus supplement and the related prospectus for the offering may be obtained from:

*Wachovia Securities, 8739 Research Drive, Mail Code NC0675, Charlotte, NC 28262, (704) 593-7559.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

M/I Homes, Inc. is one of the nation’s leading builders of single-family homes, having delivered more than 68,000 homes. The Company’s homes are marketed and sold under the trade names M/I Homes, Showcase Homes and Shamrock Homes. The Company has homebuilding operations in Columbus and Cincinnati, Ohio; Indianapolis, Indiana; Tampa, Orlando and West Palm Beach, Florida; Charlotte and Raleigh, North Carolina; Delaware and the Virginia and Maryland suburbs of Washington, D.C.

Certain statements in this Press Release are forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements involve known and unknown risks, uncertainties and other factors that may cause actual results to differ materially. Such risks, uncertainties and other factors include, but are not limited to, changes in general economic conditions, fluctuations in interest rates, availability and cost of land in desirable areas, increases in raw materials and labor costs, levels of competition and other factors discussed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006.